THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT ISSUED OCTOBER 12, 1999 (SUBJECT TO COMPLETION)
--------------------------------

(TO PROSPECTUS DATED SEPTEMBER 24, 1999)

                                 $2,000,000,000

                                [DUPONT LOGO](R)

                      E. I. DU PONT DE NEMOURS AND COMPANY

                $                 % NOTES DUE OCTOBER    , 2004
                $                 % NOTES DUE OCTOBER    , 2009

                            ------------------------

     We will pay interest on the notes (collectively, the "Notes") on        and
       of each year, beginning           . We may redeem the Notes prior to
maturity, in whole or in part, as described in this prospectus supplement.

                            ------------------------

                                                                  PUBLIC          UNDERWRITING    PROCEEDS BEFORE
                                                             OFFERING PRICE(1)      DISCOUNT         EXPENSES
                                                             -----------------    ------------    ---------------
Per      % Note............................................               %                 %                   %
  Total....................................................     $                 $               $
Per      % Note............................................               %                 %                   %
  Total....................................................     $                 $               $

(1) Plus accrued interest, if any, from           .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We have applied to have the Notes listed on the Luxembourg Stock Exchange. The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Cedelbank or the Euroclear System, as the case may be,
on or about           .

                            ------------------------

                               JOINT BOOKRUNNERS

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER

                            ------------------------

                                  CO-MANAGERS

                            ------------------------

             The date of this prospectus supplement is           .

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
About DuPont..........................   S-3
Recent Developments...................   S-3
Ratios of Earnings to Fixed Charges...   S-3
Use of Proceeds.......................   S-3
Capitalization........................   S-4
Selected Financial Information........   S-5
Management............................   S-6
Description of Notes..................   S-7
United States Federal Taxation........  S-14
Underwriting..........................  S-18
Notice to Canadian Residents..........  S-20
Legal Opinions........................  S-21
General Information...................  S-22

                                        PAGE
                                        ----
                 PROSPECTUS
About this Prospectus.................     1
Where You Can Find More Information...     1
Forward Looking Information...........     2
About DuPont..........................     3
Use of Proceeds.......................     3
Ratio Of Earnings To Fixed Charges....     4
Description of Debt Securities........     4
Plan of Distribution..................    12
Legal Opinion.........................    13
Experts...............................    13

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us" and "our" refer to DuPont.

     If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the prospectus.
                            ------------------------

     The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See "Underwriting."

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

     We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Bankers Trust Luxembourg S.A., 14, Boulevard F.D. Roosevelt, L-2450 Luxembourg.

     The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting."

     References herein to "$" and "dollars" are to the currency of the United States.

                                  ABOUT DUPONT

     We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for 196 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

     We are a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. We have a portfolio of 2,000 trademarks and brands, including such well-known consumer brands as Lycra(R), Teflon(R), Stainmaster(R), Kevlar(R), Nomex(R), Tyvek(R), Dacron(R), Cordura(R), Corian(R), SilverStone(R) and Mylar(R). We operate in 65 countries worldwide.

     Our strategic business units have been aggregated into eight reportable segments -- Agriculture & Nutrition, Nylon Enterprise, Performance Coatings & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers and Specialty Polymers.

     About 42% of our sales are derived outside the United States, based on location of the customer. We have about 97,000 employees.

                              RECENT DEVELOPMENTS

     On October 5, 1999, we announced an agreement to acquire CombiChem, Inc. for $6.75 per share in cash, or approximately $95 million. See DuPont's Current Report on Form 8-K filed on October 8, 1999 for more information.

     On October 1, 1999, we completed our acquisition of the approximately 80% of Pioneer Hi-Bred International, Inc. that the Company did not already own. The transaction is valued at approximately $7.7 billion. Pioneer's shareholders received $40.00 per share. In the aggregate, 45 percent of the consideration will be paid in cash and 55 percent in the form of approximately 68,612,135 shares of DuPont common stock. See DuPont's Current Report on Form 8-K filed on October 8, 1999 for more information.

     On September 15, 1999, we announced the intent of DuPont Nylon to reduce its growth objectives in the Asia Pacific region and to exit from selected nylon ventures and postpone or cancel more than $600 million in anticipated capital projects for the region. We expect to take a one-time noncash after-tax charge in the third quarter of up to 35 cents per diluted share of common stock. This charge results from the planned exit from the ventures noted above and also includes a writedown of our adipic acid plant in Singapore. See DuPont's Current Report on Form 8-K filed on September 15, 1999 for more information.

     On August 7, 1999, we completed our divestiture of Conoco, Inc. by exchanging 436,543,573 shares of Conoco Class B common stock held by DuPont for 147,980,872 shares of DuPont common stock. In connection with this exchange offer, we purchased 8,000,000 shares of DuPont common stock from several non-U.S. shareholders. See DuPont's Current Reports on Form 8-K filed on August 9, 1999 and August 16, 1999 for more information.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                         SIX MONTHS         YEAR ENDED DECEMBER 31,
                                                            ENDED       --------------------------------
                                                        JUNE 30, 1999   1998   1997   1996   1995   1994
                                                        -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....................       5.9        3.3    5.2    5.8    5.4    5.3
Pro Forma:
Ratio of Earnings to Fixed Charges on a continuing
  operations basis excluding interest and debt expense
  allocated to or incurred by Conoco, Inc., which is
  reported as discontinued operations.................       8.3        4.5    7.8    9.1    8.4    7.6

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the Notes for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, including our acquisition of Pioneer Hi-Bred International, Inc., working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                                 CAPITALIZATION

     Set forth is the capitalization of the Company and its consolidated subsidiaries at June 30, 1999. Except as described under "Recent Developments", as of the date of this prospectus supplement there has been no material change to the capitalization of the Company and its consolidated subsidiaries since June 30, 1999. The data presented under the heading "June 30, 1999" below have been extracted from the consolidated financial statements of the Company, which have not been audited.

                                                                  JUNE 30, 1999
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
DEBT: (a)
     Short-term borrowings and capital lease obligations....         $ 3,536
                                                                     -------
     Long-term borrowings and capital lease obligations.....           4,934
                                                                     -------
Minority interests in consolidated subsidiaries.............             474
                                                                     -------

STOCKHOLDERS' EQUITY:
Preferred stock, without par value -- cumulative 23,000,000
  shares authorized; issued at June 30, 1999:
  $4.50 series -- 1,672,594 shares (callable at $120).......             167
  $3.50 series -- 700,000 shares (callable at $102).........              70
Common stock, $0.30 par value, 1,800,000,000 shares
  authorized:
  issued at June 30, 1999 -- 1,139,154,154..................             342
Additional paid-in capital..................................           7,917
Reinvested earnings.........................................           7,453
Accumulated other comprehensive loss........................            (523)
Common stock held in trust for unearned employee
  compensation and benefits (Flexitrust), at market (shares
  at 30th June, 1999 -- 10,050,727).........................            (686)
                                                                     -------
     Total stockholders' equity.............................          14,740
                                                                     -------
Total capitalization........................................         $23,684
                                                                     =======

---------------
(a) Substantially all debt of the Company is unsecured.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth certain financial data of the Company selected from the unaudited consolidated financial statements appearing in the Company's Quarterly Report on Form 10-Q for the three-month period ended June 30, 1999 and from the audited consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, each of which is incorporated by reference herein. This information should be read in conjunction with the other details of financial information concerning the Company included in the aforementioned documents.

                                                           SIX MONTHS              YEAR ENDED
                                                         ENDED JUNE 30,           DECEMBER 31,
                                                      --------------------    --------------------
                                                        1999        1998        1998        1997
                                                      --------    --------    --------    --------
                                                          (UNAUDITED)
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales...............................................  $13,289     $12,626     $24,767     $24,089
Income from Continuing Operations Before Income
  Taxes and Minority Interests......................    2,360       2,285       2,613       2,829
Income from Continuing Operations...................    1,474       1,431       1,648       1,432
Income from and Gain on Disposal of Discontinued
  Operations........................................      106         434       3,033         973
Net Income..........................................    1,580       1,865        4,681(a)   2,405
PER SHARE OF COMMON STOCK:
Basic Earnings Per Share of Common Stock
Income from Continuing Operations...................     1.30        1.26        1.45        1.26
Income from Discontinued Operations.................      .10         .39        2.69        0.86
Net Income..........................................     1.40        1.65        4.14(a)     2.12
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
Income from Continuing Operations...................     1.29        1.24        1.43        1.24
Income from Discontinued Operations.................      .09         .38        2.65        0.84
Net Income..........................................     1.38        1.62        4.08(a)     2.08

BALANCE SHEET DATA:
Working Capital.....................................  $ 2,223     $(2,314)    $(2,374)    $(2,110)
Total Assets........................................   37,315      41,790      38,536      36,689
BORROWINGS AND CAPITAL LEASE OBLIGATIONS:
Short-Term..........................................    3,536       9,938       6,629       6,152
Long-Term...........................................    4,934       6,077       4,495       5,897
Stockholders' Equity................................   14,740      12,398      13,954      11,270

---------------
(a) Before extraordinary item incurred in connection with the early redemption of certain of the Company's public indebtedness.

                                   MANAGEMENT

     The members of the Board of Directors of the Company and their principal occupations are as follows:

NAME                                                          PRINCIPAL OCCUPATION
----                                                          --------------------
Charles O. Holliday, Jr. .................  Chairman of the Board and Chief Executive Officer
Curtis J. Crawford........................  President and Chief Executive Officer, ZiLOG Inc.
Louisa C. Duemling........................  Director
Edward B. du Pont.........................  Director
Lois D. Juliber...........................  Executive Vice President and Chief of Operations,
                                            Developed Markets, Colgate-Palmolive Company
Goran Lindahl.............................  President and Chief Executive Officer, ABB Asea Brown
                                            Boveri, Ltd.
William K. Reilly.........................  President and Chief Executive Officer, Aqua
                                            International Partners LP
H. Rodney Sharp, III......................  Director
Charles M. Vest...........................  President, Massachusetts Institute of Technology
Sanford I. Weill..........................  Chairman and co-Chief Executive Officer, Citigroup Inc.
Edgar S. Woolard, Jr. ....................  Former Chairman and Chief Executive Officer

     The business address of each director is 1007 Market Street, Wilmington, Delaware 19898.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the      % Notes due
October   , 2004 (the "     % Notes") and the      % Notes due October   ,
2009 (the "     % Notes") offered hereby (referred to in the prospectus as the
"Debt Securities") supplements the description of the general terms and
provisions of the Debt Securities included in the prospectus. The      % Notes
and the      % Notes are collectively referred to in this prospectus supplement as the "Notes". The following summary of the Notes is qualified in its entirety by reference in the prospectus to the description of the indenture dated as of June 1, 1992, between the Company and Bankers Trust Company, as trustee.

GENERAL

     The      % Notes will mature at par on October   , 2004. The      % Notes
will mature at par on October   , 2009. The Notes will constitute part of the
senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registerable, through the Depositary as described below.

     Each      % Note will bear interest from October   , 1999 at the annual
rate of      %. Each      % Note will bear interest from October   , 1999, at
the annual rate of      %. Interest on the Notes will be payable semiannually on
               and                , commencing             , to the person in
whose name such Note is registered at the close of business on the preceding
               or                . Interest payable at the maturity of the Notes
will be payable to the registered holder of the Note to whom principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

     Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

     The      % Notes and the      % Notes will each constitute a separate
series of Debt Securities under the Indenture.

     The Company may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable Notes. Any additional notes having such similar terms, together with the applicable Notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an Event of Default has occurred with respect to the applicable series of Notes.

     As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

     The Company has appointed Bankers Trust Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the Notes in definitive form. As long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notices" below.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of the Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Cedelbank or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The Company makes no representation as to the accuracy or completeness of such information.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a bank. Cedelbank holds securities for its customers ("Cedelbank Customers") and facilitates the clearance and settlement of securities transactions between Cedelbank Customers through electronic book-entry transfers between their accounts. Cedelbank provides to Cedelbank Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Cedelbank's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Cedelbank is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Customer.

     Distributions with respect to the Notes held through Cedelbank will be credited to cash accounts of Cedelbank Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

     The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the Notes will be able to receive payments (including principal and interest) on the Notes and effect transfer of the Notes at the offices of the Company's paying and transfer agent in Luxembourg, Chase Manhattan Bank Luxembourg S.A.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Cedelbank, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Cedelbank and within Euroclear and between Cedelbank and Euroclear in accordance with procedures established for these purposes by Cedelbank and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Cedelbank and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Cedelbank, Euroclear and DTC.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedelbank Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedelbank Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the Notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Cedelbank Customers or Euroclear Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of interests in the Notes by or through a Cedelbank Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

OPTIONAL REDEMPTION

     The % Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the % Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date (exclusive of any accrued interest) discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus any interest accrued but not paid to the date of redemption.

     The % Notes will be redeemable as a whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the % Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date (exclusive of any accrued interest) discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for the Notes
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

     "Comparable Treasury Price" means with respect to any redemption date for the Notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and two other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the trustee in consultation with the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, notice of any redemption will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

TAX REDEMPTION

     The Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, the Company has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes for reasons outside its control and after taking reasonable measures to avoid such obligation. The Notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Prior to the giving of any notice of redemption pursuant to this paragraph, the Company will deliver to the Trustee
(i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to the effect that the Company has or will become obligated to pay Additional Amounts for the reasons described above; provided that no such notice of redemption shall be given earlier than

60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts ("Additional Amounts") to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any beneficial owner for or on account of:

          (a) any such tax, assessment or other governmental charge that would not have been so imposed but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

          (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

          (c) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

          (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

          (e) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

          (f) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a controlled foreign corporation that is related directly or indirectly to the Company through stock ownership; or

          (g) any combination of items (a), (b), (c), (d), (e) or (f);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

     The term "United States Alien" means any person that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

NOTICES

     Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

REPLACEMENT NOTES

     In case of mutilation, destruction, loss or theft of any definitive Note, application for replacement is to be made at the office of the Trustee. Any such definitive Note will be replaced by the Trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as the Company and the Trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive Note will be borne by the holder of the Note. Mutilated or defaced definitive Notes must be surrendered before new ones will be issued.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original beneficial owners purchasing Notes at the "issue price," that is, the first price at which a substantial amount of Notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or

(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Partnerships are subject to special tax rules and should contact their own tax advisors.

PAYMENTS OF INTEREST

     Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

     In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

     As used herein, the term "non-United States person" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

INCOME AND WITHHOLDING TAX

     Subject to the discussion of backup withholding below:

          (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1)(i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note provides an IRS Form W-8 or W-8 BEN certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds an interest in the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 or W-8 BEN claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224 or W-8 ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. Some of these procedures may change after December 31, 2000.

          (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

          (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

     If a non-United States person owning a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

     Each owner of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate, and the owner will not be entitled to any Additional Amounts from the Company described under the heading "Description of Notes -- Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign owners of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current Treasury Regulations, backup withholding (imposed at the rate of 31 percent) will not apply to payments made by the Company or a Paying Agent to an owner in respect of a Note if the certifications described above are received, provided in each case that the Company or the Paying Agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     New Treasury Regulations, which generally apply to payments made after December 31, 2000, modify the foregoing rules in certain respects. Non-United States persons owning Notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, both under current Treasury Regulations and the new Treasury Regulations. Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

     Under the terms and subject to the conditions set forth in the Underwriting
Agreement, dated October   , 1999 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters") have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                  PRINCIPAL        PRINCIPAL
                                                  AMOUNT OF        AMOUNT OF
NAME                                               % NOTES          % NOTES
----                                            --------------     ---------
Credit Suisse First Boston Corporation........  $                $
Morgan Stanley & Co. Incorporated.............
                                                --------------   --------------
          Total...............................  $                $
                                                ==============   ==============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters propose initially to offer part of the Notes to the public at the public offering prices set forth on the cover page hereof and in part to
certain dealers at prices that represent a concession not in excess of      % of
the principal amount of the      % Notes and      % of the principal amount of
the      % Notes. Any Underwriter may allow, and such dealers may reallow, a
concession not in excess of      % of the principal amount of the      % Notes
and      % of the principal amount of the      % Notes to certain other dealers.
After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with the Company.

     The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

     Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

     In particular, each Underwriter has represented and agreed that:

          (i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

          (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom; and

          (iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof. The Company has been advised by the Underwriters for the Notes that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     Expenses associated with this offering, to be paid by the Company, are
estimated to be $          .

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     It is expected that delivery of the Notes will be made against payment
therefor on or about October   , 1999, which is the fifth business day following
the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as "T+5"). The ability to settle secondary market trades of the Notes effected on the date of pricing and the succeeding business day may be affected by T+5 settlement.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR No. 95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed on for the Company by Howard J. Rudge, Esq., Senior Vice President and General Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore. Mr. Rudge beneficially owned as of September 30, 1999, 63,201 shares of the Common Stock of the Company, plus 251,294 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under the Company's Stock Option Plan. Cravath, Swaine & Moore has performed legal services for the Company from time to time.

                              GENERAL INFORMATION

LISTING

     Application has been made to list the      % Notes and the      % Notes on
the Luxembourg Stock Exchange. In connection with the listing application, the Restated Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture and the Company's current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Bankers Trust Luxembourg S.A., in Luxembourg. Bankers Trust Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office. The Underwriting Agreement will be available for inspection at Bankers Trust Luxembourg S.A. Bankers Trust Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the Notes so long as the Notes are in global form.

INDEPENDENT ACCOUNTANTS

     The Independent Accountants of the Company are PricewaterhouseCoopers LLP, Philadelphia, Pennsylvania.

MATERIAL CHANGE

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since December 31, 1998.

LITIGATION

     Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

AUTHORIZATION

     Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on April 29, 1992.

GOVERNING LAW

     The Notes, the indenture and the Underwriting Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

IDENTIFICATION NUMBERS

     The Notes have been accepted for clearing through Euroclear and Cedel. The
     % Notes have been assigned Euroclear and Cedel Common Code No.            ,
International Security Identification Number (ISIN) No. US              and
CUSIP No.             . The      % Notes have been assigned Euroclear and Cedel
Common Code No.            , International Security Identification Number (ISIN)
No. US              and CUSIP No.             .

                   PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

                      E. I. du Pont de Nemours and Company
                               1007 Market Street
                           Wilmington, Delaware 19898

                       TRUSTEE AND PRINCIPAL PAYING AGENT

                             Bankers Trust Company
                                4 Albany Street
                            New York, New York 10006

                                 PAYING AGENTS

            BANKERS TRUST COMPANY                      BANKERS TRUST LUXEMBOURG S.A.
               4 Albany Street                          14 Boulevard F.D. Roosevelt
          New York, New York 10006                           L-2450 Luxembourg

        LEGAL ADVISORS TO THE COMPANY               LEGAL ADVISORS TO THE UNDERWRITERS

              CALISSA W. BROWN                            CRAVATH, SWAINE & MOORE
               Senior Counsel                                825 Eighth Avenue
     E.I. du Pont de Nemours and Company                 New York, New York 10019
             1007 Market Street
         Wilmington, Delaware 19898

        As to United States Taxation
               DAVID S. POSTON
             Senior Tax Counsel
     E.I. du Pont de Nemours and Company
             1007 Market Street
         Wilmington, Delaware, 19898

                                 LISTING AGENT

                         BANKERS TRUST LUXEMBOURG S.A.
                          14 Boulevard F.D. Roosevelt
                               L-2450 Luxembourg

                     INDEPENDENT ACCOUNTANTS TO THE COMPANY

                           PRICEWATERHOUSECOOPERS LLP
                              30 South 17th Street
                        Philadelphia, Pennsylvania 19103

                                [DUPONT LOGO](R)
                            E. I. DU PONT DE NEMOURS
                                  AND COMPANY
                               1007 MARKET STREET
                           WILMINGTON, DELAWARE 19898
                                 (302) 774-1000

                                 $4,000,000,000

                                DEBT SECURITIES

                            ------------------------

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is September 24, 1999

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward-Looking Information.................................    2
About DuPont................................................    3
Use Of Proceeds.............................................    3
Ratio Of Earnings To Fixed Charges..........................    4
Description of Debt Securities..............................    4
Plan of Distribution........................................   12
Legal Opinion...............................................   13
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or by visiting our web site at http://www.dupont.com.

     This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities. The documents we incorporate by reference are:

     - our annual report on Form 10-K/A Amendment No. 1 for the year ended December 31, 1998;

     - our quarterly reports on Form 10-Q/A for the quarter ended March 31, 1999, and on Form 10-Q for the quarter ended June 30, 1999; and

     - our current report(s) on Form 8-K as filed with the SEC on January 27, 1999; February 1, 1999; February 4, 1999; March 1, 1999; March 10, 1999;
       March 12, 1999; March 15, 1999; March 15, 1999; April 16, 1999; April 27,
       1999; June 14, 1999; July 2, 1999; July 12, 1999; July 14, 1999; July 28,
       1999; August 2, 1999; August 9, 1999; August 11, 1999; August 16, 1999;
       September 1, 1999; and September 15, 1999.

     You may request a copy of these filings (other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

         DuPont
         1007 Market Street
         Wilmington, DE 19898
         Attention: Treasury
         Telephone: (302) 774-1000

     You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any incorporated document. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement, or any incorporated document is accurate as of any date other than the date on its cover.

                          FORWARD LOOKING INFORMATION

     This document contains forward-looking statements, which may be identified by the use of words like "plans," "expects," "will," "anticipates," "intends," "projects," "estimates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about our strategy for growth, product development, market position, expenditures, financial results and our efforts to remediate Year 2000 issues, are forward-looking statements.

     Forward-looking statements are based on certain assumptions and expectations of future events. We cannot guarantee that these assumptions and expectations are accurate or will be realized. The following are some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements:

     - We operate in approximately 65 countries worldwide and derive about half of our revenues from sales outside the United States. Changes in the laws or policies of other governmental and quasi-governmental entities that relate to our activities in the countries in which we operate could affect our business in those countries and our results of operations. In addition, economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and competitive factors, such as greater price competition or a decline in U.S. or European industry sales from slowing economic growth in those countries could affect our revenues, expenses and results.

     - Our growth objectives largely depend on our ability to renew our pipeline of new products and to bring those products to market. This ability may be adversely affected by difficulties or delays in product development such as the inability to:

        - identify viable new products;

        - successfully complete clinical trials of new pharmaceuticals;

        - obtain relevant regulatory approvals, which may include approval from the U.S. Food and Drug Administration;

        - obtain adequate intellectual property protection; or

        - gain market acceptance of the new products.

     - As part of our strategy for growth, we have made and may continue to make acquisitions, divestitures and alliances. There can be no assurance that these will be completed or beneficial to us.

     - We have undertaken and may continue to undertake productivity initiatives, including organizational restructurings, to improve performance and generate cost savings. There can be no assurance that these will be completed or beneficial to us. Also, there can be no assurance that any estimated cost savings from such activities will be realized.

     - Our periodic reports filed with the Securities and Exchange Commission on Forms 10-Q and 10-K explain our timetable and assessment of costs to become Year 2000-capable. Our failure or that of third parties with which we conduct business to become Year 2000-capable could adversely affect our financial condition, results of operation and liquidity.

     - Our facilities are subject to a broad array of environmental laws and regulations. The costs of complying with complex environmental laws and regulations, as well as internal voluntary programs, are significant and will continue to be so for the foreseeable future. Our accruals for such costs and liabilities may not be adequate. The estimates on which the accruals are based depend on a number of factors including:

        - the nature of the allegation;

        - the complexity of the site;

        - the nature of the remedy;

        - the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites; and

        - the number and financial viability of other potentially responsible parties.

     - Our results of operations could be affected by significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims.

This list of important factors does not include all factors, and may not be in order of importance.

                                  ABOUT DUPONT

     We were founded in 1802 and incorporated in Delaware in 1915. We have been in continuous operation for 196 years. Our principal offices are at 1007 Market Street in Wilmington, Delaware.

     We are a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. We have a portfolio of 2,000 trademarks and brands, including such well-known consumer brands as Lycra(R), Teflon(R) Stainmaster(R), Kevlar(R), Nomex(R), Tyvek(R), Dacron(R) Cordura(R), Corian(R), SilverStone(R) and Mylar(R) We operate in 65 countries worldwide.

     Our strategic business units have been aggregated into eight reportable segments -- Agriculture & Nutrition, Nylon Enterprise, Performance Coatings & Polymers, Pharmaceuticals, Pigments & Chemicals, Polyester Enterprise, Specialty Fibers and Specialty Polymers.

     About 47% of our sales are derived outside the United States, based on location of the customer. We have about 92,000 employees.

                                USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                         SIX MONTHS         YEAR ENDED DECEMBER 31,
                                                            ENDED       --------------------------------
                                                        JUNE 30, 1999   1998   1997   1996   1995   1994
                                                        -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....................       5.9        3.3    5.2    5.8    5.4    5.3
Pro Forma
Ratio of Earnings to Fixed Charges on a continuing
  operations basis excluding interest and debt expense
  allocated to or incurred by Conoco, Inc., which is
  reported as discontinued operations.................       8.3        4.5    7.8    9.1    8.4    7.6

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under one of two indentures:

     - an indenture dated as of June 1, 1992 between us and Bankers Trust Company, as trustee; or

     - an indenture dated as of June 1, 1992 between us and The Chase Manhattan Bank, formerly Chemical Bank, as trustee.

     Each indenture is incorporated into or filed as an exhibit to the registration statement, of which this prospectus is a part. The trustee will be designated in the prospectus supplement for each offering of debt securities. All references to the "trustee" mean the trustee identified in the prospectus supplement. The following summaries of certain provisions of the indentures are not complete. We encourage you to read the indentures.

GENERAL

     The indentures do not limit the amount of debt securities that we may issue. Each provides that debt securities may be issued up to the aggregate principal amount that we authorize from time to time. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.

     The prospectus supplement relating to a series of debt securities will describe the terms of that series, including, where applicable:

     - the designation, aggregate principal amount, currency or currencies and denominations of the debt securities;

     - whether the debt securities may be convertible into or exchangeable for other securities;

     - the price or prices, expressed as a percentage of aggregate principal amount, at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the currency or currencies in which the debt securities are being sold and in which the principal of and any interest on the debt securities will be payable and whether the holder of the debt securities may elect the currency in which payments are to be made, and, if so, the manner of such election;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

     - the date from which interest on the debt securities will accrue, the dates on which interest will be payable and the date on which payment of interest will commence;

     - the dates on which and the price or prices at which the debt securities will, under any mandatory sinking fund provision, or may, under any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any mandatory sinking fund, optional redemption or required repayment;

     - whether the debt securities are to be issuable as registered securities, bearer securities or both and the terms upon which any bearer securities of a series may be exchanged for registered securities of that series;

     - whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary or depositaries for the global security or securities;

     - any special provisions for the payment of additional amounts on the debt securities;

     - if a temporary global security is to be issued for a series, the requirements for certification of ownership by non-United States persons that will apply before (a) the issuance of a definitive bearer security or (b) the payment of interest on an interest payment date that occurs before the issuance of a definitive bearer security;

     - if a temporary global security is to be issued with respect to the series, the terms upon which interests in the temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities of the series and the terms upon which interests in a definitive global security, if any, may be exchanged for definitive debt securities of the series;

     - any additional restrictive covenants included for the benefit of holders of the debt securities;

     - additional events of default provided with respect to the debt securities;

     - if the debt securities of the series are subject to defeasance at our option, the provisions, Federal income tax consequences and other considerations applicable thereto; and

     - the designated trustee for the debt securities. (Section 301)

     Debt securities of a series may be issuable in whole or in part in the form of one or more global securities, as described below under "Global Securities". Registered securities denominated in U.S. dollars will ordinarily be issued only in denominations of $1,000 or any integral multiple of $1,000. One or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the allowable denominations and any special U.S. Federal income tax and other considerations. No service charge will be made for any tender or exchange of debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Sections 302 and 305)

     Debt securities may be presented for exchange, and registered securities that are not in global form may be presented for transfer, with the form of transfer endorsed thereon duly executed, at the office of any transfer agent or at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Transfers or exchanges will be effected once the transfer agent or the security registrar, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305)

     Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. "Original issue discount securities" means any debt securities that provide for an amount less than their principal amount to be due and payable upon a declaration of acceleration of maturity upon the occurrence and continuation of an event of default and any debt securities issued with original issue discount for U.S. Federal income tax purposes. (Section 101) A prospectus supplement will describe U.S. Federal income tax consequences and other special considerations applicable to any original issue discount securities.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor. (Sections 303 and 305)

     The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of "participants" that have accounts with the depositary. The accounts to be credited shall be designated by the underwriters of debt securities, by certain of our agents or by us if we sell debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary or its nominee is the owner of a global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any right of a holder under the indenture.

     Principal, premium, if any, and interest payments on debt securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security representing those debt securities. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

     If a depositary for debt securities of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing the debt

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securities of that series. In addition, we may at any time and in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global security or securities representing those debt securities. An owner of a beneficial interest in a global security representing debt securities of a series may, on terms acceptable to us and the depositary for such global security, receive debt securities of that series in definitive form. In any of these instances, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have debt securities registered in its name if the debt securities of that series are issuable as registered securities. Debt securities of that series issued in definitive form will be issued only in authorized denominations.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any premium on registered securities will be made in the designated currency against surrender of any registered securities at the corporate trust office of the trustee in New York City. Payment of any installment of interest on registered securities will ordinarily be made to the person in whose name the debt security is registered at the close of business on the regular record date for that interest payment. Payments of interest will be made at the corporate trust office of the trustee in New York City or by a check in the designated currency mailed to each holder at the holder's registered address. (Sections 307 and 1001)

     The paying agents outside the United States that we initially appoint for a series of debt securities will be named in the prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent in New York City for payments on registered securities. So long as any series of debt securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and it is a requirement of that stock exchange, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for that series of debt securities. (Section 1002)

     All moneys that we pay to a paying agent for the payment of principal of or any premium, or interest on any debt security that remains unclaimed at the end of two years after it became due and payable will be repaid to us and the holder of that debt security will thereafter look only to us for payment. (Section
1003)

CERTAIN COVENANTS

     Liens. We covenant that, so long as any of the debt securities remain outstanding, we will not, nor will we permit any Restricted Subsidiary (as defined below, in "Definition of Certain Terms") to issue, assume, or guarantee any debt for money borrowed if that debt is secured by a mortgage on any Principal Property (as defined), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares of stock, or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the debt securities shall be secured equally and ratably with such debt. This restriction, however, shall not apply to:

     - mortgages on property, shares of stock, or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - mortgages on property existing at the time that it is acquired, or to secure debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which debt is incurred prior to, at the time of or within one year after such acquisition, completion of such construction, or the commencement of commercial operation of such property thereon;

     - mortgages securing debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

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

     - mortgages on property of a corporation existing at the time that corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

     - mortgages on property of us or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings;

     - mortgages existing at the date of the indenture;

     - mortgages on particular property, or any proceeds of the sale of that property, to secure all or any part of the cost of exploration, drilling, mining or development of that property, including construction of facilities for field processing of minerals, intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals of that property, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or

     - any extension. renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the clauses immediately above.

          Notwithstanding the above, we and one or more of our Restricted Subsidiaries may, without securing the debt securities, issue, assume, or guarantee secured debt which would otherwise be subject to the above restrictions, provided that the aggregate amount of that debt that would then be outstanding, with certain exceptions does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as defined) of us and our consolidated subsidiaries. (Section 1004)

     For the purposes of this covenant, the following types of transactions shall not be deemed to create debt secured by a mortgage: the sale or other transfer of

     - oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals; or

     - any other interest in property of the character commonly referred to as a "production payment". (Section 1004)

     Sale and Leaseback Transactions. Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless (a) we or such Restricted Subsidiary would be entitled to issue, assume, or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined) for that transaction without equally and ratably securing the debt securities or (b) an amount equal to the Attributable Debt for that transaction is applied to the retirement of our nonsubordinated debt or that of a Restricted Subsidiary, which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after its creation. (Section 1005)

     Consolidation or Merger. We will not consolidate or merge with or dispose of all or substantially all of our property to any corporation unless the surviving corporation, if other than us, shall assume our obligations under the indenture and under the debt securities. (Section 801) If on any consolidation or merger of us or any Restricted Subsidiary with or into any other corporation, or on any sale, conveyance, or lease of substantially all our or a Restricted Subsidiary's properties, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary would then become subject to any mortgage, pledge, security interest, or other lien or encumbrance, we, prior to such event, will secure the debt securities by a

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

direct lien on that Principal Property, shares of stock or indebtedness, prior to all liens other than any previously existing. (Section 802)

     Except for the limitations on secured debt and sale and leaseback transactions described above, the indenture and debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

DEFINITION OF CERTAIN TERMS

     "Subsidiary" is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation shall at the time be owned or controlled by us or by us and one or more Subsidiaries or by one or more Subsidiaries. (Section 101)

     "Restricted Subsidiary" is defined to mean any wholly-owned subsidiary

     - substantially all the property of which is located within the continental United States of America,

     - which owns a Principal Property, and

     - in which our investment exceeds 1% of our consolidated assets as of the end of the preceding year.

The term "Restricted Subsidiary" does not include any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing our operations outside the continental United States. (Section 101)

     "Principal Property" is defined as any manufacturing plant or facility or any mineral producing property or any research facility located within the continental United States owned by us or any Restricted Subsidiary, unless, in the opinion of our Board or Directors, such plant facility, property or research facility is not of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 101)

     "Attributable Debt" is defined as the present value, discounted as provided in the indenture, of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 1005)

     "Consolidated Net Tangible Assets" means the total amount of assets less applicable reserves and other properly deductible items after deducting (a) all current liabilities excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (b) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on our most recent quarterly balance sheet and computed in accordance with generally accepted accounting principles. (Section 101)

MODIFICATION OF THE INDENTURE

     The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities at the time outstanding and affected, to execute a supplemental indenture modifying the indenture or the rights of the holders of debt securities and any related coupons. No modification shall, without the consent of the holder of each debt security affected thereby,

     - change the maturity of any debt security or coupon, or reduce its principal amount, or reduce the rate or change the time of payment of interest, or change any place of payment or change the coin or currency in which a debt security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or

     - reduce the percentage of debt securities, the consent of the holders of which is required for any modification. (Section 902)

     The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee or upon our request or the request of

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

holders of at least 10% in principal amount of the outstanding debt securities of the series, upon notice given in accordance with the indenture. (Section
1402) Except as limited in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of not less than a majority in principal amount of the outstanding debt securities of that series. Except as limited in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (Section 1403)

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding debt securities of a series. (Section 1403)

EVENTS OF DEFAULT

     The indenture defines an event of default with respect to any series of debt securities as any one of the following events and any other event that is established for the debt securities of a particular series:

     - default for 30 days in any payment of interest on the series;

     - default in any payment of principal and premium, if any, on the series;

     - default in the payment of any sinking fund installment;

     - default for 60 days after appropriate notice in performance of any other covenant in the indenture; or

     - certain events involving bankruptcy, insolvency or reorganization.

No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. (Section 501).

     We are required to file with the trustee annually an officer's certificate indicating whether we are in default under the indenture. (Section 1008)

     The indenture provides that if an event of default shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount of the debt securities of the series (in the case of defaults under the final two clauses listed above, the holders of 25% in principal amount of all the debt securities) then outstanding may declare the principal, or in the case of original issue discount securities, that portion of the principal amount as may be specified, of the debt securities of the series or of all the debt securities, as the case may be to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series or in the case of defaults under the final two clauses listed above, the holders of a majority in principal amount of all the debt securities may on behalf of the holders of all the debt securities of any such series or of all the debt securities, as the case may be waive any past default or event of default except a default not previously cured in payment of the principal of or premium, if any, or interest on any of the debt securities of such series or of all the debt securities. (Sections 502 and 513)

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before exercising any right or power under the indenture at the request of the holders. (Section 603) The indenture provides that no holder of any debt securities of any series may institute any proceeding, judicial or otherwise, to enforce the indenture except, among other things, where the trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to

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

enforce the indenture by the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity to the trustee. (Section 507) This provision will not prevent any holder of debt securities from enforcing payment of the principal thereof and premium, if any, and interest thereon at their due dates. (Section
508) The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on it for the debt securities of that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or which would be unjustly prejudicial to the other holders. (Section 512)

     The indenture provides that the trustee will, within 90 days after the occurrence of a default on any series of debt securities known to it, give to the holders of that series notice of the default if not cured or waived. Except in the case of a default in the payment of principal of, any premium, or interest on, any debt securities, the trustee shall be protected in withholding such notice if it determines in good faith that doing so is in the holders' interests. (Section 602)

DISCHARGE AND DEFEASANCE

     The indenture provides that we may specify that, for debt securities of a certain series, we will be discharged from any and all obligations regarding those debt securities if we irrevocably deposit with the trustee, in trust, money and/or U.S. Government Obligations which through the payment of interest and principal will provide enough money to pay any installment of principal, any premium, and, any interest, on and any mandatory sinking fund payments of such debt securities on their stated maturity in accordance with the terms of the indenture and the debt securities. A trust may only be established if it would not cause the debt securities of a series listed on any nationally recognized securities exchange to be de-listed. Establishment of a trust may be conditioned on our delivery to the trustee of an opinion of counsel, who may be our counsel, to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, a defeasance and discharge will not be deemed, or result in, a taxable event to holders of the debt securities. (Section 1301) Defeasance, however, will not end our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified for debt securities of a certain series, to pay the principal of and premium, if any, and interest, if any, on those debt securities.

TRUSTEE'S RELATIONSHIP WITH ISSUER

     The Chase Manhattan Bank acts as depositary for funds of, makes loans to, and performs other services for us in the normal course of business. It also acts as trustee for our Medium-Term Notes Series C, Euro Medium-Term Notes Series C, Medium-Term Notes Series D, Euro Medium-Term Notes Series D, Medium-Term Notes Series E, Euro Medium-Term Notes Series E, Medium-Term Notes Series G, 9.15% Notes Due 2000, 8.50% Notes Due February 15, 2003, 8.125% Notes Due March 15, 2004, 8.25% Notes Due September 15, 2006, and 8 1/4% Debentures Due 2022.

     Bankers Trust Company acts as depositary for funds of, makes loans to, and performs other services for us in the normal course of business. It also acts as trustee for our Medium-Term Notes Series F, 6 3/4% Notes Due 2002, 7.95% Debentures Due 2023, and 7 1/2% Debenture Due 2033, 6 1/2% Notes Due 2002,
6 3/4% Notes Due 2007 and 6.50% Debentures Due 2028. It also acts as fiscal agent for our 8% Notes Due 2002 and 5.875% Notes Due 2009.

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

                              PLAN OF DISTRIBUTION

     We may sell the debt securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

     - the terms of the offering

     - the names of any underwriters or agents

     - the purchase price from us of the securities

     - the net proceeds to us from the sale of the securities

     - any delayed delivery arrangements

     - any underwriting discounts and other items constituting underwriters' compensation

     - any initial public offering price

     - any discounts or concessions allowed or reallowed or paid to dealers

     If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if those offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

     We may sell the securities directly. In that case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified

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

date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL OPINION

     Howard J. Rudge, our General Counsel, or another of our lawyers, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of DuPont incorporated in this prospectus by reference to the Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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